                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
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     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                          Dell Computer Corporation
- --------------------------------------------------------------------------------
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- --------------------------------------------------------------------------------
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     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
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         14a-6(i)(3).
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
                                   1 9 9 5



                                   Notice of
                                 Annual Meeting
                                   and Proxy
                                   Statement




                                                    [LOGO]
                                                    Dell Computer Corporation
                                                    2214 W. Braker Lane, Suite D
                                                    Austin, Texas 78758-4053

[LOGO]
                                                       DELL COMPUTER CORPORATION
                                                    2214 W. BRAKER LANE, SUITE D
                                                       AUSTIN, TEXAS  78758-4053



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Dell Computer Corporation, to be held on FRIDAY, JULY 21, 1995, at 9:00 A.M. at the STOUFFER RENAISSANCE AUSTIN HOTEL, 9721 ARBORETUM BOULEVARD, AUSTIN, TEXAS.

The meeting will be held for these purposes:

1. To elect three Class I directors, one Class II director and one Class III director.

2. To amend Dell Computer Corporation's Certificate of Incorporation in order to increase the number of authorized shares of Common Stock, par value $0.01 per share, from 100,000,000 to 300,000,000.

3.       To approve the Dell Computer Corporation Executive Incentive Bonus
         Plan.

4. To ratify the selection of Price Waterhouse LLP as Dell Computer Corporation's independent accountants for fiscal 1996.

5. To transact any other business that may properly come before the meeting.

Stockholders of record at the close of business on June 1, 1995, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. A complete list of these stockholders will be available for examination at the offices of Dell Computer Corporation in Austin, Texas, during normal business hours for ten days before the meeting.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SHARES TO WHICH IT RELATES ARE VOTED AT THE MEETING.

                                              By Order of the Board of Directors



                                              Thomas B. Green
                                              General Counsel and Secretary

Austin, Texas
June 9, 1995

[LOGO]
                           DELL COMPUTER CORPORATION
                          2214 W. BRAKER LANE, SUITE D
                           AUSTIN, TEXAS  78758-4053

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Dell Computer Corporation ("Dell") requests your Proxy for the Annual Meeting of Stockholders to be held on July 21, 1995, at 9:00 a.m. at the Stouffer Renaissance Austin Hotel, 9721 Arboretum Boulevard, Austin, Texas. By executing and returning the enclosed Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. The approximate date of mailing of this Proxy Statement and associated Proxy is June 9, 1995.

If you attend the meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly executed Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the General Counsel and Secretary of Dell written notice of the revocation or by executing and delivering to the General Counsel and Secretary of Dell a later-dated Proxy. Attendance at the Annual Meeting will not be effective to revoke the Proxy unless written notice of revocation also has been given to the General Counsel and Secretary of Dell before the Proxy is exercised or you vote your shares in person at the Annual Meeting.

                               VOTING AND QUORUM

The only outstanding voting security of Dell is its Common Stock, par value $0.01 per share. On June 1, 1995, the record date for the Annual Meeting, there were [__________] shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the record date is necessary to constitute a quorum for the conduct of business at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present, in person or by proxy, at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

In accordance with Dell's Bylaws, the directors will be elected by a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. In accordance with Dell's Bylaws, the approval of the Dell Computer Corporation Executive Incentive Bonus Plan (the "Executive Incentive Bonus Plan") and the ratification of the selection of Dell's independent accountants require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. In accordance with Delaware law, the approval of the proposed amendment to Dell's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. An automated system administered by Dell's transfer agent will tabulate the votes cast at the

Annual Meeting. For purposes of the election of directors, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the approval of the Executive Incentive Bonus Plan and the ratification of the selection of Dell's independent accountants, abstentions will have the same effect as votes against these proposals and broker non-votes will not have any effect on the outcome of the vote. For purposes of the approval of the proposed amendment to Dell's Certificate of Incorporation, both abstentions and broker non-votes will have the same effect as votes against this proposal.

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. Any properly executed Proxy on which there are no instructions indicated about a specified proposal will be voted as follows: FOR the election of the five persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; FOR the approval of the proposed amendment to Dell's Certificate of Incorporation; FOR the approval of the Executive Incentive Bonus Plan; FOR the ratification of the selection of Price Waterhouse LLP as Dell's independent accountants; and in accordance with the discretion of the holders of the Proxy on any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously mentioned, to be presented for consideration at the Annual Meeting. The persons named in the Proxy may also, at their discretion, vote the Proxy to adjourn the Annual Meeting from time to time.


                                    ITEM ONE

                             ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Class I, II or III directors of Dell:

         Class I Directors                 Class II Director                 Class III Director
         -----------------                 -----------------                 ------------------
         Donald J. Carty                   Klaus  S. Luft                    Michael A. Miles
         Paul O. Hirschbiel, Jr.
         Thomas W. Luce III

If elected at the Annual Meeting, each nominee for election as a Class I director will serve until the expiration of his term at the 1998 Annual Meeting and until his successor is elected and qualified; the nominee for election as a Class II director will serve until the expiration of his term at the 1996 Annual Meeting and until his successor is elected and qualified; the nominee for election as a Class III director will serve until the expiration of his term at the 1997 Annual Meeting and until his successor is elected and qualified. Each nominee is currently a director of Dell. For information regarding each nominee, see "Directors and Executive Officers."

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If, however, a nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors or, if the current Board of Directors so determines, the number of Dell's directors will be reduced.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                    ITEM TWO

                             PROPOSED AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Board of Directors has determined that it is in the best interests of Dell's stockholders to amend Article Fourth of Dell's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 300,000,000. Accordingly, the Board of Directors has unanimously approved the proposed amendment and has directed that it be submitted to the stockholders for approval at the Annual Meeting.

As of June 1, 1995, the record date for the Annual Meeting, Dell had 100,000,000 authorized shares of Common Stock, $0.01 par value, of which [_____________________] shares were outstanding and [_______________] shares were reserved for issuance pursuant to Dell's existing stock-based compensation plans or upon conversion of outstanding shares of Dell's preferred stock. The Board of Directors believes that it is in the best interests of Dell's stockholders to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The additional authorized shares could be used for any proper purpose approved by the Board of Directors. The Board of Directors believes that the availability of additional shares of authorized Common Stock will provide Dell the flexibility it may need in the future to raise capital, negotiate acquisitions, restructure debt, issue stock dividends, consummate stock splits, or for other corporate purposes.

The additional shares of Common Stock to be authorized pursuant to the proposed amendment would allow shares to be issued without the expense and delay of a special stockholders' meeting. The Board of Directors does not presently intend to seek further stockholder approval to issue any such shares, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which Dell's securities may be listed or traded. The issuance by Dell of additional shares of Common Stock may, depending upon the context in which they are issued, dilute the stock ownership of the existing stockholders of Dell. Dell's stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future. In addition, the issuance of additional shares could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Dell, thereby delaying, deferring or preventing a change in control of Dell. Dell has no arrangements, agreements or understandings at the present time for the issuance or use of the additional shares of Common Stock to be authorized.

In accordance with Delaware law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting. The full text of the proposed amendment to Article Fourth of Dell's Certificate of Incorporation is set forth in Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO DELL'S CERTIFICATE OF INCORPORATION.

                                   ITEM THREE

                   APPROVAL OF EXECUTIVE INCENTIVE BONUS PLAN

The Board of Directors unanimously approved the adoption of the Executive Incentive Bonus Plan on March 1, 1995. In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), restricts a publicly traded company from claiming and receiving a tax deduction on compensation paid to an executive officer named in the company's summary compensation table in excess of $1 million for any year, unless such compensation is performance-based and paid pursuant to a plan approved by the stockholders. In order to ensure that payments made pursuant to the Executive Incentive Bonus Plan are tax deductible for purposes of Section 162(m) of the Internal Revenue Code, the Board of Directors has directed that the Executive Incentive Bonus Plan be submitted for approval by the stockholders. A description of the Executive Incentive Bonus Plan, including information regarding the persons eligible for participation in the plan and the tax effects of the plan, is set forth under "Executive Incentive Bonus Plan."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE BONUS PLAN.


                                   ITEM FOUR

                      SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Price Waterhouse LLP as Dell's independent accountants for fiscal 1996, subject to ratification by Dell's stockholders. Price Waterhouse LLP has been Dell's independent accountants for each fiscal year beginning with fiscal 1987. Dell expects that representatives of Price Waterhouse LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP.

                        DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors of Dell consists of one person who is an employee of Dell and eight persons who are outside directors. The executive officers and directors of Dell, and their ages as of May 18, 1995, are:



          NAME                            AGE    POSITION
          ----                            ---    --------
         Michael S. Dell                  30     Chairman of the Board, Chief Executive Officer, and
                                                      Director
         Hiroshi Fukino                   53     Vice President, General Manager - Japan
         Thomas B. Green                  40     General Counsel and Secretary
         Eric F. Harslem                  49     Senior Vice President, Product Group
         Dalton W. Kaye                   32     Vice President, Treasurer
         Phillip E. Kelly                 37     Vice President, General Manager - Asia/Pacific
         Thomas J. Meredith               44     Chief Financial Officer
         Martyn R. Ratcliffe              33     Vice President, General Manager - Europe
         Julie A. Sackett                 51     Vice President, Human Resources
         Richard N. Snyder                50     Senior Vice President, General Manager of
                                                      Dell Americas
         Thomas L. Thomas                 46     Chief Information Officer
         Catherine P. Thompson            42     Vice President, Corporate Controller
         Morton L. Topfer                 58     Vice Chairman
         Donald J. Carty                  48     Director
         Paul O. Hirschbiel, Jr.          42     Director
         Michael H. Jordan                58     Director
         George Kozmetsky                 77     Director
         Thomas W. Luce III               54     Director
         Klaus S. Luft                    53     Director
         Claudine B. Malone               59     Director
         Michael A. Miles                 55     Director





Dell has classified its board of directors into three classes. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for election as their terms of office expire. Messrs. Carty, Hirschbiel, and Luce are designated as Class I directors, and their terms of office expire at the 1995 Annual Meeting. Messrs. Dell, Jordan and Luft are designated as Class II directors, and their terms of office expire at the 1996 Annual Meeting (assuming Mr. Luft is elected at the 1995 Annual Meeting). Mr. Kozmetsky, Ms. Malone and Mr. Miles are designated as Class III directors, and their terms of office expire at the 1997 Annual Meeting (assuming Mr. Miles is elected at the 1995 Annual Meeting).

Executive officers serve at the discretion of the Board of Directors.

Set forth below are descriptions of the principal occupations of Dell's executive officers and directors.

Michael S. Dell is Dell's founder and has been Chairman of the Board, Chief Executive Officer and a director of Dell since May 1984.

Hiroshi Fukino was named Vice President, General Manager - Japan, in May 1995. He joined Dell in September 1994 as Chairman and Representative Director of Dell Computer K.K., the Japanese subsidiary of Dell. Prior to joining Dell, Mr. Fukino served as Chairman and Chief Executive Officer of Seiko Instruments USA Inc., where he was employed for 19 years.

Thomas B. Green joined Dell in August 1994 as General Counsel and Secretary. Before joining Dell, Mr. Green served as Executive Vice President, General Counsel and Secretary for Chicago Title & Trust Company, a wholly-owned subsidiary of Alleghany Corporation, where he was employed from October 1992 to July 1994. Prior to that, he was Executive Vice President and General Counsel for Trammell Crow Company from October 1990 to October 1992. From February 1989 to October 1990, Mr. Green was employed by Jones, Day, Reavis & Pogue, last serving as a partner in that firm.

Eric F. Harslem joined Dell in June 1993 as Senior Vice President, Product Group. Before joining Dell, he was Vice President of the Macintosh Desktop Division of Apple Computer Corporation, where he was employed since 1983.

Dalton W. Kaye joined Dell in November 1989 as Manager of Treasury Operations. Since such time, he has served as Director of Treasury and is currently serving as Vice President, Treasurer. In May 1995, Mr. Kaye was named an executive officer of Dell. Prior to joining Dell, he held treasury management positions with Commodore Computer and Electronic Data Systems.

Phillip E. Kelly joined Dell in November 1994 as Vice President, General Manager - Asia/Pacific. Prior to his employment with Dell, Mr. Kelly held a series of positions during a 14 year career with Motorola, Inc., last serving as Vice President and General Manager for the North Asia Division of Motorola's Land Mobile Products Sector, based in Hong Kong.

Thomas J. Meredith joined Dell in November 1992 as Chief Financial Officer. He also served as Treasurer of Dell from November 1992 until March 1994. From April 1990 to November 1992, he was Vice President and Treasurer of Sun Microsystems, Inc. Before joining Sun, Mr. Meredith held financial positions with Amdahl Corporation, most recently as President of Amdahl Capital Corporation.

Martyn R. Ratcliffe joined Dell in January 1994 as Vice President, Europe, and was named Vice President, General Manager - Europe, in March 1995. Prior to joining Dell, Mr. Ratcliffe served as the President and Chief Operating Officer of Zeos International Ltd. from November 1992 to December 1993. He was the Chief Operating Officer of VTech Computers from February 1992 to October 1992. Prior to his employment with VTech, Mr. Ratcliffe held several positions from June 1988 to December 1991 with Technophone Ltd. and Nokia Mobile Phones, which acquired Technophone Ltd.

Julie A. Sackett joined Dell in November 1994 as Vice President, Human Resources. Before joining Dell, Ms. Sackett was employed from October 1992 to November 1994 by Sequent Computer Systems, Inc., where she served as Vice President of Human Resources. Prior to her employment with Sequent, she held a series of human resource management positions during an 18 year career with Motorola, Inc., including Vice President of Compensation and Benefits and Vice President of Personnel Services for Motorola's Semiconductor Sector, and Vice President and Director of Human Resources and Security for that company's Government Electronics Group.

Richard N. Snyder joined Dell in February 1995 as Senior Vice President, General Manager of Dell Americas. Before joining Dell, Mr. Snyder was General Manager of the DeskJet Printer Group at Hewlett-Packard Co., where he was employed for 22 years.

Thomas L. Thomas joined Dell in March 1993 as Chief Information Officer. From March 1987 through February 1993, Mr. Thomas was Vice President and Chief Information Officer of Kraft Commercial Products, a division of Philip Morris Companies Inc.

Catherine P. Thompson joined Dell in August 1993 as Vice President, Internal Audit. She was named Vice President, Corporate Controller, in May 1995. Prior to joining Dell, Ms. Thompson was employed by the accounting firm of Arthur Andersen & Co. for 12 years, last serving as a partner.

Morton L. Topfer joined Dell in June 1994 as Vice Chairman. In this position Mr. Topfer shares the office of the Chief Executive Officer with Michael Dell. Prior to being elected to his position at Dell, Mr. Topfer was employed by Motorola, Inc. for 23 years, last serving as Corporate Executive Vice President of Motorola, Inc. and President of Motorola's Land Mobile Products Sector. He is a member of the board of directors of Norand Corp.

Donald J. Carty was elected to the Board of Directors of Dell in December 1992. Mr. Carty was named President of American Airlines, Inc., a subsidiary of AMR Corporation, and President of AMR's Airline Group in March 1995. He continues to serve as Executive Vice President of AMR Corporation. From October 1989 to March 1995, Mr. Carty also held the positions of Chief Financial Officer of AMR Corporation and Executive Vice President, Finance & Planning for American Airlines, Inc. He has held senior vice presidential positions with American Airlines, Inc. since 1988.

Paul O. Hirschbiel, Jr. has been a director of Dell since October 1987. Mr. Hirschbiel became a director of Dell pursuant to the terms of the Stock Purchase Agreement, dated October 26, 1987, that was entered into between Dell and the purchasers of an issue of Dell preferred stock. Mr. Hirschbiel has been a vice president or director of Prudential Equity Investors, Inc. (formerly Prudential Venture Capital Management, Inc.) since September 1983.

Michael H. Jordan was elected to the Board of Directors of Dell in December 1992. Since July 1993 he has been Chairman and Chief Executive Officer of Westinghouse Electric Corporation. From September 1992 through June 1993, he was a principal with the investment firm of Clayton, Dubilier and Rice. From December 1990 through July 1992, he was Chairman of PepsiCo International. From December 1986 to December 1990, he was Chairman of PepsiCo World-Wide Foods. He is a member of the boards of directors of Aetna Life & Casualty Co., Melville Corp. and Rhone-Poulenc Rorer Inc.

George Kozmetsky has been a director of Dell since March 1987. Mr. Kozmetsky has been Executive Associate for Economic Affairs of The University of Texas System since 1966 and Director of the IC2 Institute of The University of Texas at Austin since 1977.

Thomas W. Luce III was elected to the Board of Directors of Dell in November 1991. Mr. Luce is a partner of the law firm Hughes & Luce, L.L.P., in Dallas, Texas, and has been affiliated with the firm since 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc. He is a member of the board of directors of Enserch Corporation.

Klaus S. Luft was elected to the Board of Directors of Dell in March 1995. He is the owner and the President of MATCH -- Market Access for Technology Services GmbH, a private company headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Mr. Luft also serves as International Advisor to Goldman Sachs Europe Limited. Prior to establishing his own company, he was Chief Executive Officer until November 1989 for Nixdorf Computer AG, a manufacturer of computer systems in

Paderborn, Germany. During his 23 years with Nixdorf, Mr. Luft held executive board positions in marketing, manufacturing and finance for more than 17 years before becoming Chief Executive Officer.

Claudine B. Malone was elected to the Board of Directors of Dell in February 1993. Ms. Malone is President of Financial & Management Consulting, Inc., a firm she founded in 1982. She also taught at the business schools of the University of Virginia, Harvard, and Georgetown University. Ms. Malone is a trustee of the Massachusetts Institute of Technology and the Deputy Chairman of the Federal Reserve Bank of Richmond. She is a member of the boards of directors of Hannaford Brothers Co., Hasbro, Inc., Houghton Mifflin Corp., Lafarge Corp., The Limited, Inc., Mallinckrodt Group Inc., Penn Mutual Life Insurance Co., SAIC and Union Pacific Corporation.

Michael A. Miles was elected to the Board of Directors of Dell in February 1995. Mr. Miles is a special limited partner in the investment firm of Forstmann Little and Co. From September 1991 to July 1994, he was Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft General Foods, Inc., positions he held since December 1989. He is also a member of Chase Manhattan's International Advisory Committee and a trustee of Northwestern University. Mr. Miles is a member of the boards of directors of Dean Witter, Discover & Co., Sears, Roebuck and Co. and Time Warner Inc.


                      MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors of Dell held seven meetings during fiscal 1995. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which that director served.

Dell's Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating Committee.

The Audit Committee is responsible for approving the scope of the annual audit and for making recommendations to the Board of Directors concerning the selection of Dell's independent accountants. The Audit Committee also reports to the Board of Directors concerning Dell's internal accounting controls, factors that may affect the integrity of Dell's financial reports, compliance by Dell management and employees with Dell policies, and other matters. During fiscal 1995, the members of the Audit Committee were Mr. Carty (Chairman), Mr. Kozmetsky and Mr. Luce. This committee met five times during fiscal 1995.

The Compensation Committee is responsible for determining the compensation for Dell's senior management and establishing compensation policies for Dell employees generally. The Compensation Committee also administers Dell's stock-based compensation plans and employee stock purchase plan. During fiscal 1995, the members of this committee were Ms. Malone (Chairperson) and Mr. Jordan. The Compensation Committee held seven meetings during fiscal 1995.

The Finance Committee is responsible for considering and recommending to the full Board of Directors proposed strategies, policies and actions related to finance and economics. During fiscal 1995, the members of the Finance Committee were Mr. Hirschbiel (Chairman), Mr. Carty and Ms. Malone. This committee met three times during fiscal 1995.

The Nominating Committee is responsible for recruiting and recommending for membership on the Board of Directors candidates to fill vacancies that may occur and for recommending to the Chairman of the Board the structure and membership of the committees of the Board of Directors. During fiscal 1995, the members of the Nominating Committee were Mr. Kozmetsky (Chairman) and Mr. Dell. This committee met once during fiscal 1995. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the General Counsel and Secretary, Dell Computer Corporation, 2214
W. Braker Lane, Suite D, Austin, Texas 78758-4053, stating in detail the qualifications of the persons they recommend.

                            MANAGEMENT COMPENSATION

COMPENSATION OF DIRECTORS

Directors of Dell who are not employees are compensated for their services. In fiscal 1995, each outside director received an annual retainer of $25,000, plus $1,000 for each meeting of the Board of Directors attended in person. The outside directors are also entitled to initial and annual grants of options to buy 15,000 and 6,000 shares of Common Stock, respectively. Dell provides its outside directors with the ability to defer receipt of all or a portion of the annual cash retainer, as well as the ability to elect to receive annual grants of stock options in lieu of all or a portion of the annual cash retainer. Dell also reimburses directors for their reasonable expenses associated with attending Board of Directors meetings, and provides its directors with liability insurance.

The following table sets forth the cash payments and stock option grants that were made to Dell's outside directors during fiscal 1995.


                                             CASH
       NAME                                PAYMENTS              OPTIONS GRANTED (A)
- ----------------------                     --------              -------------------
Mr. Carty  ...........                     $29,000                  6,000 Shares
Mr. Hirschbiel .......                     $29,000                  6,000 Shares
Mr. Jordan ...........                     $29,000                  6,000 Shares
Mr. Kozmetsky ........                     $29,000                  6,000 Shares
Mr. Luce  ............                     $29,000                  6,000 Shares
Mr. Luft  ............                       n/a                       n/a(b)
Ms. Malone ...........                     $29,000                  6,000 Shares
Mr. Miles  ...........                       n/a                       n/a(b)

_______________

(a) These options were granted on August 19, 1994, with an exercise price of $34.19 per share. Twenty percent of these options become exercisable on the anniversary of the date of grant in each of the first five years if the person has been a director of Dell continuously through that anniversary date, and all options expire on the tenth anniversary of the date of grant.

(b) Messrs. Miles and Luft were elected to Dell's Board of Directors in February 1995 and March 1995, respectively. Both members were in attendance at the March 1, 1995 Board of Directors meeting and have received an initial stock option grant of 15,000 options with an exercise price of $40.25 per share and $1,000 for attendance at the meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation paid during the last three fiscal years to Dell's Chief Executive Officer and Dell's four most highly compensated executive officers other than the Chief Executive Officer.

                                                                                         LONG-TERM
                                               ANNUAL COMPENSATION($)(A)                COMPENSATION
                                         ---------------------------------------         ----------
                                                                                           AWARDS
                                                                                         ----------
                                                                                         SECURITIES
                                                                                         UNDERLYING
         NAME AND           FISCAL                                  OTHER ANNUAL          OPTIONS/          ALL OTHER
    PRINCIPAL POSITION       YEAR         SALARY         BONUS      COMPENSATION         SARS(#)(B)     COMPENSATION($)(C)
- -------------------------    ----        --------      --------     ------------         ----------     ------------------
Michael S. Dell              1995        $374,850      $443,182     $92,789 (d)                0             $10,308
  Chairman of the Board,     1994         358,994             0      33,844 (d)                0              13,614
  Chief Executive Officer    1993         337,019       198,668       3,696 (d)                0              11,600

Morton L. Topfer             1995         300,000       266,015      82,039 (e)          207,500(i)            4,400
   Vice Chairman             1994             --            --           --                  --                 --
                             1993             --            --           --                  --                 --

Eric F. Harslem              1995         345,125       306,028      83,802 (f)           21,759               4,620
   Senior Vice President,    1994         196,250             0     293,472 (f)          130,800                   0
   Product Group             1993             --            --           --                  --                 --

Thomas J. Meredith           1995         277,894       246,414      71,048 (g)           16,076               9,785
   Chief Financial Officer   1994         265,000             0     178,457 (g)           31,433               9,744
                             1993          55,208        34,284     115,000 (g)          125,000                   0

L. Scott Flaig (j)           1995         314,437       209,113      11,556 (h)           18,990               5,177
   Former Senior Vice        1994         300,000             0     224,522 (h)           32,000               1,873
   President, Corporate      1993          51,359        29,325     148,000 (h)          100,000                   0
   Operations

- ---------------

(a)      Includes deferred compensation.

(b)      Dell did not grant any SARs to executive officers in fiscal 1993-1995.

(c) These amounts represent Dell's matching contributions under Dell's 401(k) plan and deferred compensation plan.

(d) Amount represents reimbursement for personal financial counseling services paid for by Dell.

(e) Amount is comprised of the following: reimbursement for personal financial counseling services paid for by Dell, $7,496; and relocation expenses, $74,543.

(f) Amount is comprised of the following: (i) for fiscal 1995 -- reimbursement for personal financial counseling services paid for by Dell, $23,457; relocation expenses, $58,861; and imputed interest on a below market loan, $1,484; and (ii) for fiscal 1994 -- reimbursement for personal financial counseling services paid for by Dell, $2,825; relocation expenses, $151,947; and a signing bonus, $138,700.

(g) Amount is comprised of the following: (i) for fiscal 1995 -- reimbursement for personal financial counseling services paid for by Dell, $68,779; and imputed interest on a below market loan, $2,269;
         (ii) for fiscal 1994 -- reimbursement for personal financial counseling services paid for by Dell, $17,125; and relocation expenses, $161,332; and (iii) for fiscal 1993 -- relocation expenses, $10,000; and a signing bonus, $105,000.

(h) Amount is comprised of the following: (i) for fiscal 1995 -- reimbursement for personal financial counseling services paid for by Dell, $10,694; and imputed interest on a below market loan, $862; (ii) for fiscal 1994 -- reimbursement for personal financial counseling services paid for by Dell, $12,992; and relocation expenses, $211,530; and (iii) for fiscal 1993 -- relocation expenses, $10,000; and a signing bonus, $138,000.

(i) See notes (d) and (e) to the "Option/SAR Grants in Last Fiscal Year" table below.

(j) Mr. Flaig resigned from his position as an executive officer of Dell on April 28, 1995.

Option/SAR Grants in Last Fiscal Year

Dell has one active long-term incentive plan, the Incentive Plan, under which up to 4,500,923 shares may be issued. The plan authorizes the grant of: incentive stock options with exercise prices no lower than the fair market value of the underlying stock on the date of grant; nonqualified stock options and stock appreciation rights at exercise prices no lower than 50% of fair market value; and other stock awards. At January 29, 1995, 2,409,614 shares of Common Stock remained available for issuance pursuant to awards to be granted under the Incentive Plan. The following table sets forth information regarding the stock option grants Dell made to the named executive officers during fiscal 1995.

                                        INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------------
                                                     % OF TOTAL
                                      NUMBER OF       OPTIONS
                                      SECURITIES      GRANTED
                                      UNDERLYING        TO
                                       OPTIONS/      EMPLOYEES  EXERCISE     MARKET                 GRANT DATE
                            GRANT        SARS        IN FISCAL    PRICE     PRICE ON   EXPIRATION    PRESENT
         NAME               DATE      GRANTED(A)       YEAR      ($/SH)    GRANT DATE     DATE       VALUE(B)
- ---------------------       ----      ----------       ----      -----     ----------     ----       --------
Michael S. Dell                               0         n/a         n/a         n/a          n/a          n/a

Morton L. Topfer            6/1/94    33,750(c)        1.56%     $28.19      $28.19       6/1/04     $488,025
                            6/1/94    70,000(d)        3.24        0.01       28.19       6/1/04    1,972,600
                            6/1/94    70,000(e)        3.24        0.01       28.19       6/1/04    1,972,600
                           6/29/94    33,750(f)        1.56       26.00       26.00      6/29/04      429,300

Eric F. Harslem            6/29/94    21,759(f)        1.01       26.00       26.00      6/29/04      276,774

Thomas J. Meredith         6/29/94    16,076(f)        0.74       26.00       26.00      6/29/04      204,487

L. Scott Flaig             6/29/94    18,990(f)        0.88       26.00       26.00      6/29/04      241,553

- ---------------

(a)      Dell did not grant any SARs to executive officers in fiscal 1995.

(b) The estimated grant date present value is determined using the Black-Scholes Model for all options with exercise prices not equal to $0.01 per share. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the values of the options reflected in the table include the following: (i) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant; (ii) an interest rate that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; (iii) volatility calculated using daily stock prices for the one-year period prior to the grant date; (iv) dividends at the rate of $0 per share (any dividends paid would reduce the value of the options); (v) an option term of 10 years; and (vi) an approximate 35% reduction to reflect the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. For the options with an exercise price equal to $0.01 per share, the estimated grant date present value is determined using the market price on the grant date less the $0.01 exercise price. The ultimate values of the options will depend on the future market prices of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(c) These options vest 25% each year for four years on the anniversary of the date of grant.

(d) These options are structured to be the equivalent of restricted stock: the exercise price is nominal ($0.01 per share), a portion of the options must be exercised each calendar year, and gains on the options and the stock received on exercise may be forfeited if Mr. Topfer leaves Dell and competes against Dell within two years thereafter. The options vest 25% each year for four years on the anniversary of the date of grant.

(e) These options are structured to be the equivalent of restricted stock: the exercise price is nominal ($0.01 per share), options must be exercised in the calendar year in which the options vest, and gains on the options and the stock received on exercise may be forfeited if Mr. Topfer leaves Dell and competes against Dell within two years thereafter. The options vest 100% after nine years on the anniversary of the date of grant. These options are subject to early vesting, potentially within four years, if certain performance criteria relating to stockholder return are met.

(f) These options vest 20% each year for five years on the anniversary of the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table provides information about the options exercised by the named executive officers during fiscal 1995 and about unexercised stock options held by the named executive officers on January 29, 1995.

                                                                         NUMBER OF
                                                                        SECURITIES             VALUE
                                                                        UNDERLYING         OF UNEXERCISED
                                                                        UNEXERCISED         IN-THE-MONEY
                                                                      OPTIONS/SARS AT     OPTIONS/SARS AT
                                        SHARES                           FY-END(#)           FY-END($)
                                      ACQUIRED ON       VALUE          EXERCISABLE/         EXERCISABLE/
               NAME                   EXERCISE(#)    REALIZED($)     UNEXERCISEABLE(A)    UNEXERCISABLE(A)
- ------------------------------        -----------    -----------     -----------------    ----------------
Michael S. Dell                                0             $0                  0/                $0/
                                                                                  0                  0
Morton L. Topfer                               0              0                  0/                 0/
                                                                            207,500          6,849,024
Eric F. Harslem                           25,000        816,156              6,160/           119,061/
                                                                            121,399          3,957,008
Thomas J. Meredith                        20,000        793,550             25,886/           271,448/
                                                                             96,623          2,739,875
L. Scott Flaig                             8,336        327,105             16,000/           210,971/
                                                                            101,654          3,397,589

- ---------------
(a) Dell did not have any outstanding SARs held by executive officers during fiscal 1995. The value of the options is calculated based on $41.83, which was the average sales price per share for Common Stock on January 27, 1995.

EMPLOYMENT, OTHER COMPENSATION, AND CHANGE-IN-CONTROL ARRANGEMENTS

Each of the named executive officers has signed an employment agreement with Dell. In most cases, the employment agreements require Dell to give an executive officer either two weeks notice of termination or severance pay equal to two weeks of such officer's compensation, unless the termination is for cause. Mr. Dell's employment agreement provides that he will be employed for successive one-year renewal terms, subject to termination at any time at the option of Mr. Dell upon 30 days written notice.

Dell's 1989 and 1993 Stock Option Plans provide that outstanding options granted under these respective stock option plans may become vested and exercisable as of the day immediately preceding the date before any person acquires 50% or more of Dell's outstanding Common Stock. The Incentive Plan includes provisions governing the effects on outstanding awards granted under the plan upon the occurrence of a dissolution, liquidation, merger, consolidation or other reorganization of Dell, including a provision that permits Dell to allow for the preservation of the rights of the holders of awards in the event of such reorganization or providing for the accelerations of vesting and exercisability of awards.

Dell has an Employee Stock Purchase Plan that permits substantially all employees to acquire Dell's Common Stock at the end of each period at a purchase price of 85% of the lower of the fair market value at the beginning or the end of the participation period. Periods are semi-annual and begin on January 1 and July 1 of each year. Employees may designate up to 10% of their base compensation for the purchase of Common Stock. The Compensation Committee administers the Employee Stock Purchase Plan.

Dell has a defined contribution retirement plan which complies with Section 401(k) of the Internal Revenue Code. Substantially all employees who have completed three months of service are eligible to participate in the plan. Effective January 1, 1995, the plan was amended to provide for matching contributions made by Dell of 100% of the employees' voluntary contributions, up to a maximum of 3% of the employees' compensation, and to reduce the service period to three months. Prior to the change, the plan provided for matching contributions made by Dell of 50% of the employees' voluntary contributions, up to a maximum of 6% of the employees' compensation, and required a service period of six months. Dell makes its contributions using Common Stock valued at fair market value on the date of contribution. Employees may also contribute amounts in excess of the 3% up to 15% of compensation, but no matching contributions are made for the excess contributions.

Dell has a deferred compensation plan for executive officers and highly compensated employees that allows the participants to defer a portion of their compensation. Employees may contribute up to 6% of compensation and receive matching contributions in cash of 50% of the voluntary contributions. Employees may contribute amounts in excess of the 6%, but no matching contributions are made for the excess contributions. Both deferred compensation and matching contributions are not segregated from Dell's other assets.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Dell's mission is to become the leader in the personal computer industry by providing products and services of the highest value to its customers. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes long-term stockholder value, corporate cash flow, earnings, and customer and employee satisfaction.

COMPENSATION PHILOSOPHY

The Compensation Committee (the "Committee") is committed to implementing a compensation program that furthers Dell's mission. We therefore adhere to the following compensation policies, which are intended to facilitate the achievement of Dell's business strategies:

- --       Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate, business unit, and individual performance goals.

- --       A significant amount of pay for senior executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

- --       The at-risk components of pay offered should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with Dell and aligns executives' interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

- --       Compensation opportunities should enhance Dell's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depends.

- --       Each program element should target compensation opportunities at the median of compensation paid to executives of similar high-tech companies. However, if Dell's performance exceeds that of its peers, compensation should be above the median. Likewise, if Dell's performance falls below the performance of its peers, the compensation paid to the senior executives should be below the median compensation paid by the peer group.

The Committee compares total compensation levels for Dell's senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management selects the peer group based on similar sales volumes, market capitalization, employment levels, and lines of business. The Committee reviews and approves the selection of companies used in the peer group for compensation comparison purposes. For fiscal 1995, the peer group consisted of approximately 20 high-tech companies, and is basically unchanged from 1994's comparison group. As in the past, this group is not the same group used for the industry comparison in the performance graph found in "Performance Graph."

COMPONENTS OF COMPENSATION

The key elements of Dell's executive compensation program are base salary, short-term (annual) incentive compensation, and long-term incentive compensation. These elements are addressed separately.

The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

BASE SALARIES

Base salaries are targeted at median levels for the peer group of companies and are adjusted by the Committee to recognize varying levels of responsibility, individual performance, business unit performance, internal equity issues, as well as peer group pay practices. The Committee reviews each executive's base salary annually.

Overall, executive salaries were increased in fiscal 1995 at rates comparable to the increases provided in the peer group of high-tech companies, and the salaries are at or slightly above median levels for that peer group.

SHORT-TERM INCENTIVES

The Incentive Bonus Plan promotes Dell's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve profitability objectives, strategic initiatives, and individual performance goals.

Each year, the Compensation Committee establishes these profitability objectives and strategic initiatives relating to each executive's bonus opportunity. For fiscal 1995, Dell's bonus plan performance was based on pre-tax profit, and on other measures such as product leadership, cost reduction, productivity, quality, and systems infrastructure. Also for fiscal 1995, a subjective evaluation of individual performance could result in an upward or downward adjustment of the award.

Beginning with fiscal 1996, a subjective evaluation of individual performance resulting in an upward adjustment of the award will be eliminated from the program for all participants in the Executive Incentive Bonus Plan who are executive officers of Dell. The Executive Incentive Bonus Plan has been approved by the Board of Directors and is being submitted to stockholders for approval at the Annual Meeting in order to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code. See "Executive Incentive Bonus Plan" for a description of the plan and the performance goals applicable thereunder.

Fiscal 1995 target bonus awards for each of the executives were set slightly above market levels, but required above-average performance from each of the executives to be achievable. For Dell's executive officers, the targets ranged from 50% to 100% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target based on Dell's performance. Dell's performance in fiscal 1995 generally met the performance levels as specified in the plan, and bonuses were paid to the named executive officers as shown in "Summary Compensation Table." The payouts ranged from 89% to 118% of the target bonus percentages for each of the named executive officers.

LONG-TERM INCENTIVES

In keeping with Dell's philosophy to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise an important component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees. Long-term incentives are still outstanding pursuant to Dell's 1989 and 1993 Stock Option Plans and are now provided pursuant to the Incentive Plan approved last year at the 1994 Annual Meeting.

When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants, and compensation practices at the peer group of companies used to evaluate total compensation. The Committee's objective is to provide executives with long-term incentive award opportunities that approximate the market median.

The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the stock price on the date of grant. The size of the award can also be adjusted based on individual factors.

In June 1994, stock options with an exercise price set at fair market value were granted for fiscal 1995 as part of Dell's regular annual grant of stock options. The size of each award was determined based on the criteria for awarding long-term incentives stated in the preceding two paragraphs. These nonqualified options vest on the anniversaries of the grant date over a five-year period (at 20% of the grant each year). Also, in June 1994, stock options with an exercise price set at fair market value were granted to Mort Topfer, Dell's Vice Chairman, as part of his initial incentive package in connection with his hiring.

Because the above grants were made at option prices equal to the fair market value of Dell's Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in Dell.

The Committee also approved two grants of discounted stock options to Mort Topfer, Vice Chairman, which are disclosed in the "Option/SAR Grants in Last Fiscal Year" table. The first grant was required to attract Mr. Topfer to Dell, and was intended to replace the long-term incentives he forfeited when leaving his previous employer. These discounted stock options are structured to be the equivalent of restricted stock: the exercise price is nominal (one cent per share), and there are provisions requiring forfeiture of gains on these options and the stock received on exercise if Mr. Topfer leaves Dell and competes against Dell within two years thereafter.

The second grant of discounted options to Mr. Topfer "cliff" vests on the ninth anniversary of the grant date, but vesting can be accelerated if Dell's cumulative total stockholder return (stock price growth plus accumulated dividends) exceeds the cumulative total stockholder return of a custom peer group of computer manufacturing competitors (which is more narrow than both the peer group used by the Committee for pay comparisons and the peer group in the performance graph) at various points in time.

After approval of the 1994 Incentive Plan at the 1994 Annual Meeting, Dell began using restricted stock in place of discounted stock options. Such restricted stock is used to replace the long-term incentives forfeited by new executives when leaving their previous employers to join Dell, and to retain key executives at Dell.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In fiscal 1995, Mr. Dell's base salary earnings were $374,850. Mr. Dell also received a payment under the Incentive Bonus Plan because Dell's performance in fiscal 1995 exceeded the target performance levels specified in the plan, resulting in a payout of 118% of Mr. Dell's base salary, versus a target bonus percentage of 100% of base salary earnings for fiscal 1995. In fiscal 1995, Mr. Dell did not participate in Dell's long-term incentive program.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. The Compensation Committee has carefully considered the effect of this new tax code provision. For fiscal 1995, the limitation imposed by Section 162(m) did not apply to the compensation paid any executive officers.

Dell's Incentive Plan, providing for various long-term incentives, was structured to comply with Section 162(m) of the Internal Revenue Code. Dell's Executive Incentive Bonus Plan, which is proposed for stockholder approval at the 1995 Annual Meeting, is intended to comply with Section 162(m).

CONCLUSION

The Committee believes these executive compensation policies and programs serve the interests of stockholders and Dell effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to Dell's overall future success, thereby enhancing the value of Dell for the stockholders' benefit.

                                        THE COMPENSATION COMMITTEE

                                        CLAUDINE B. MALONE, CHAIRPERSON
                                        MICHAEL H. JORDAN



The information contained in the Compensation Committee Report on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Dell specifically incorporates it by reference into such filing.

                               PERFORMANCE GRAPH

The following graph compares the cumulative total return of the Common Stock of Dell Computer Corporation relative to the S&P 500 Index and the S&P Computer Systems Index. The graph assumes $100 was invested in the Common Stock of Dell or the indices on February 2, 1990, and also assumes reinvestment of dividends. The following graph depicts the change in the value of the Common Stock of Dell relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

                                    [GRAPH]

                                                                        Date
                                          ---------------------------------------------------------------
                                          2/2/90      2/3/91     2/2/92     1/31/93    1/30/94    1/29/95
                                          ------      ------     ------     -------    -------    -------
S&P 500                                      $100        $104      $124        $133       $145       $142
S&P Computer Systems Index(a)                 100         120        93          67         67         82
DELL COMPUTER CORPORATION                     100         528       670       1,458        682      1,320

- --------------------------------------------------------------------------------
(a) The S&P Computer Systems Index currently consists of Amdahl Corporation, Apple Computer, Inc., Compaq Computer Corporation, Cray Research, Inc.,
     Data General Corporation, Digital Equipment Corporation, Intergraph Corporation, International Business Machines Corporation, Silicon
     Graphics, Inc., Sun Microsystems, Inc., Tandem Computers Inc. and Unisys Corporation.
- --------------------------------------------------------------------------------

The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Dell specifically incorporates it by reference into such filing.

                         EXECUTIVE INCENTIVE BONUS PLAN

On March 1, 1995, the Board of Directors unanimously approved the adoption of the Executive Incentive Bonus Plan. Set forth below is a description of the terms of the plan.

PURPOSE

The purpose of the Executive Incentive Bonus Plan is to unite strategic objectives and executive staff performance, provide significant rewards for continuing profitable growth, and motivate short-term performance for each of the fiscal years during the term of the Executive Incentive Bonus Plan. Key strategic objectives include (i) product leadership, (ii) productivity, cost reduction, and quality, (iii) attracting, developing and retaining exceptional people, (iv) improving infrastructure and systems, and (v) global expansion.

ADMINISTRATION

The Executive Incentive Bonus Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), which shall consist of two or more members of the Board of Directors who are not employees of Dell and who otherwise qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

ELIGIBILITY

All corporate vice presidents who are members of Dell's executive staff are eligible to participate in the Executive Incentive Bonus Plan. Executive Incentive Bonus Plan participants are chosen solely at the discretion of the Committee.

TARGET BONUS

Promptly after the beginning of each fiscal year, the Committee establishes a target bonus opportunity for each participant based on a percentage of the participant's base salary and level of responsibility. The percentage of the target bonus actually paid is based on the extent to which corporate and key strategic objectives are achieved. Corporate objectives may include any or all of the following: profit before tax, profit after tax, return on invested capital, return on equity, return on assets, net income and revenues. With respect to key strategic objectives, the Committee has determined that such information is confidential business information, disclosure of which would adversely affect Dell.

Executive Incentive Bonus Plan payments are calculated for each participant at the end of the fiscal year based on the achievement of annual corporate and key strategic objectives. The amount earned is paid in cash as soon as is practicable following the end of Dell's fiscal year to which the bonus pertains, provided that at the discretion of the Committee, a participant may, subject to such terms and conditions as the Committee may determine, elect to defer payment of all or any part of any bonus by complying with such procedures as the Committee may prescribe.

The Committee must certify in writing that the performance criteria have been met prior to any payments under the Executive Incentive Bonus Plan. Employees are not entitled to any bonus award under the Executive Incentive Bonus Plan, however, if minimum corporate objectives are not achieved.

The amount to be paid to each participant under the Executive Incentive Bonus Plan will depend on the factors set forth above. However, the maximum bonus that any one individual may receive under the Executive Incentive Bonus Plan in any one fiscal year is $2 million, and in no event more than 250% of the individual target bonus amount. The Committee may reduce (but not increase) a participant's bonus at its sole discretion. Generally, an executive must be actively employed by Dell or a subsidiary company and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.

The amounts that will be paid pursuant to the Executive Incentive Bonus Plan are not currently determinable.

AMENDMENT AND TERMINATION

The Committee may terminate, suspend or amend the Executive Incentive Bonus Plan, in whole or in part, from time to time, including to adopt amendments deemed necessary or desirable to correct any defect, supply any omission or reconcile any inconsistency in the Executive Incentive Bonus Plan or in any award granted under the Executive Incentive Bonus Plan so long as stockholder approval required by Section 162(m) of the Internal Revenue Code has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the Executive Incentive Bonus Plan, in any manner, without the consent of the affected participants. The Committee must determine that an amendment or modification is in the best interest of all persons to whom awards have previously been granted, and may not adopt an amendment or modification that would result in an increase in the amount of compensation payable under the Executive Incentive Bonus Plan.

FEDERAL INCOME TAX CONSEQUENCES

Under present federal income tax law, participants will realize ordinary compensation income equal to the amount of the bonus received in the year received. Dell will receive a corresponding deduction for the amount constituting ordinary income to the participant at the same time the participant recognizes that ordinary income, provided that the amount of such deduction is not limited under the provisions of Section 162(m). It is Dell's intention that the Executive Incentive Bonus Plan be adopted and administered in a manner which maximizes the deductibility of compensation for Dell under
Section 162(m) to the extent practicable and consistent with Dell's business considerations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No director or executive officer of Dell owns any shares of Dell Series A Convertible Preferred Stock.

The following table provides information about the beneficial ownership of Common Stock as of May 18, 1995 (except as otherwise indicated), (i) by each person who is known by Dell to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) by each director including Michael S. Dell, Dell's Chairman of the Board and Chief Executive Officer; (iii) by the other executive officers named in the Summary Compensation Table in "Compensation of Executive Officers"; and (iv) by all directors and executive officers as a group. To Dell's knowledge, each person has sole investment and voting power over the shares indicated, except as otherwise indicated.


                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL         PERCENTAGE
         NAME OF BENEFICIAL OWNER                              OWNERSHIP           OF CLASS
         -----------------------------------------------       ---------          ---------
         Michael S. Dell  . . . . . . . . . . . . . . .         8,757,051(a)        [  ]%
           2214 W. Braker Lane, Suite D
           Austin, Texas 78758-4053
         FMR Corp.  . . . . . . . . . . . . . . . . . .         4,505,500(b)         [  ]
           82 Devonshire Street
           Boston, Massachusetts 02109
         Twentieth Century Companies, Inc.  . . . . . .         3,250,000(c)         [  ]
           4500 Main Street, P. O. Box 418210
           Kansas City, Missouri 64141-9210
         Donald J. Carty  . . . . . . . . . . . . . . .             6,000(d)          *
         Paul O. Hirschbiel, Jr.  . . . . . . . . . . .             1,864(e)          *
         Michael H. Jordan  . . . . . . . . . . . . . .             6,000(d)          *
         George Kozmetsky . . . . . . . . . . . . . . .           215,471(f)          *
         Thomas W. Luce III . . . . . . . . . . . . . .             3,360(g)          *
         Klaus S. Luft  . . . . . . . . . . . . . . . .                 0             *
         Claudine B. Malone . . . . . . . . . . . . . .             6,000(d)          *
         Michael A. Miles . . . . . . . . . . . . . . .             2,500(h)          *
         Morton L. Topfer . . . . . . . . . . . . . . .            33,737(d)          *
         Eric F. Harslem  . . . . . . . . . . . . . . .            58,511(d)          *
         Thomas J. Meredith . . . . . . . . . . . . . .            90,990(d)          *
         L. Scott Flaig . . . . . . . . . . . . . . . .            51,759(d)          *
         All Directors and Executive Officers as a Group
          (21 persons)                                          9,379,826(d)         [  ]



_______________

* Represents less than 1% of the [______________] shares of Common Stock issued and outstanding at May 18, 1995.

(a) Includes 157,316 shares of Common Stock held in a trust of which Mr. Dell is the grantor. Does not include 152,528 shares of Common Stock held in a trust of which Mr. Dell's wife is the grantor or

         713,009 shares of Common Stock held by Mr. Dell's wife, and Mr. Dell disclaims any beneficial ownership in all of such shares.

(b) Includes 3,858,500 shares owned by Fidelity Magellan Fund, which is an investment company for which the investment advisor is Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. Also includes 53,100 shares owned by various investment companies and institutional investors to whom Fidelity International Limited is an investment advisor. Until June 30, 1980, Fidelity International Limited was a majority-owned subsidiary of Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. On that date the shares of Fidelity International Limited were distributed to the shareholders of FMR Corp. as a dividend, and the two entities today are independently owned and managed. FMR disclaims any beneficial ownership of these 53,100 shares. Edward C. Johnson 3d and Abigail P. Johnson each own 24.9% of the outstanding voting stock of FMR Corp. and, with other family members and trusts, are part of a controlling group with respect to FMR Corp. A partnership controlled by Edward C. Johnson 3d and members of his family owns approximately 47.22% of the outstanding voting stock of Fidelity International Limited. Edward C. Johnson 3d is Chairman of FMR Corp. and Fidelity International Limited. This beneficial ownership information is based on a filing made with the SEC by such beneficial owner, which reflected ownership of Common Stock as of December 31, 1994.

(c) Investors Research Corporation, a wholly-owned subsidiary of Twentieth Century Companies, Inc., acts as investment advisor to Twentieth Century Investors, Inc., a registered investment company which owns 3,250,000 shares of Common Stock of Dell. Mr. James E. Stowers, Jr. controls Twentieth Century Companies, Inc. by virtue of his ownership of approximately 60% of the voting stock of Twentieth Century Companies, Inc. This beneficial ownership information is based on a filing made with the SEC by such beneficial owner, which reflected ownership of Common Stock as of December 31, 1994.

(d) Includes shares subject to options that are currently exercisable or exercisable within 60 days of May 18, 1995, as follows: Mr. Carty, 6,000 shares; Mr. Jordan, 6,000 shares; Ms. Malone, 6,000 shares; Mr. Topfer, 32,687 shares; Mr. Harslem, 35,511 shares; Mr. Meredith, 39,101 shares; Mr. Flaig, 28,131 shares; and All Directors and Executive Officers as a Group, 160,599 shares.

(e) Includes 60 shares held in trusts for two of Mr. Hirschbiel's children. Mr. Hirschbiel is the trustee under these trusts.

(f) Includes 21,575 shares held by the Kozfund, Ltd., an affiliate of Mr. Kozmetsky.

(g) All shares are owned by the Hughes & Luce Retirement Plan for the benefit of Mr. Luce.

(h)      All shares are held in the name of Mr. Miles' wife.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The executive officers and members of Dell's Board of Directors are required to file reports with the SEC disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership. Based solely on its review of forms received by Dell, or written representations from certain reporting persons, Dell believes that during fiscal 1995, all required reports were filed in a timely manner.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal 1995, Ms. Malone and Mr. Jordan served as members of the Compensation Committee. No member of the Compensation Committee is or was formerly an officer or an employee of Dell or its subsidiaries.

No interlocking relationship exists between Dell's Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 1993, Dell loaned $224,940 to Thomas J. Meredith, Dell's Chief Financial Officer, to pay the exercise price of a stock option and the related federal income tax obligation. The loan is unsecured, is due and payable on June 1, 1995, and bears interest at the rate of 6% per annum. As of May 18, 1995, the amount outstanding under the loan, including interest, was $244,057. On June 1, 1994, Dell loaned $66,386 to Mr. Meredith to pay the federal income tax obligation related to a stock option exercise. The loan is unsecured, is due and payable on June 1, 1995, and is non-interest bearing. As of May 18, 1995, the full amount of the loan was outstanding.

On June 1, 1994, Dell loaned $82,983 to Eric F. Harslem, Dell's Senior Vice President, Product Group, to pay the federal income tax obligation related to a stock option exercise. The loan was unsecured and non-interest bearing. Such loan was repaid during fiscal year 1995.

On August 29, 1994, Dell loaned $134,616 to Joel J. Kocher, Dell's former Senior Vice President, to pay the federal income tax obligation related to a stock option exercise. The loan was unsecured and non-interest bearing. Such loan was repaid during fiscal year 1995.

Thomas W. Luce III is a partner of the law firm Hughes & Luce, L.L.P., in Dallas, Texas. Dell retained that firm during fiscal 1995 to provide various legal services, and the dollar amount of fees that Dell paid to that firm did not exceed five percent of that firm's gross revenue for the year.

On April 28, 1995, Dell entered into an agreement with L. Scott Flaig regarding the termination of Mr. Flaig's employment and providing for severance arrangements. Under the agreement, Mr. Flaig resigned from all positions as a corporate officer or director of Dell on April 28, 1995. Also under the agreement, Mr. Flaig's employment by Dell will be terminated on July 31, 1995. As consideration for Mr. Flaig's agreement to abide by certain non-competition covenants, Dell has agreed to pay Mr. Flaig $131,875. Subject to Mr. Flaig's compliance with the same non-competition covenants, and as further consideration for those covenants, Mr. Flaig and Dell agreed to amend certain stock option grant agreements previously granted to Mr. Flaig, but unvested on his termination date, so as to accelerate the vesting dates on which Mr. Flaig could purchase Dell Common Stock at the indicated exercise prices per share:
16,666 shares at $.01 per share; 8,000 shares at $22.50 per share; and 3,798 shares at $26.00 per share. The vesting dates of such options were accelerated in the agreement so as to cause 100% of each such option to vest on April 28, 1995. Such options were required to be exercised within 30 days of April 28, 1995. As further consideration for the non-competition covenants, Dell agreed to waive the two year restriction as to 5,000 shares of Dell's Common Stock which were issued to Mr. Flaig upon his exercise of an option under the Special and Nonstatutory Stock Option Agreement under Dell's 1989 Stock Option Plan dated

November 16, 1992 (the "1992 Option Agreement"), which were subject to a two year restriction on transfer, and as to 14,999 shares of Dell's Common Stock which Mr. Flaig was entitled to acquire under the 1992 Option Agreement.

On September 15, 1994, Dell entered into an agreement with Joel J. Kocher regarding the termination of Mr. Kocher's employment and providing for severance arrangements. Under the agreement, Mr. Kocher acknowledged that he resigned from all positions as a corporate officer or director of Dell on September 14, 1994. Also under the agreement, Mr. Kocher's employment by Dell was terminated on October 4, 1994. As consideration for Mr. Kocher's agreement to abide by certain non-competition covenants, Dell agreed to pay Mr. Kocher $390,000. Subject to Mr. Kocher's compliance with the same non-competition covenants, and as further consideration for those covenants, Mr. Kocher and Dell agreed to amend certain stock option grant agreements previously granted to Mr. Kocher, but unvested on the effective date of the agreement, so as to accelerate the vesting dates on which Mr. Kocher could purchase Dell's Common Stock at the indicated exercise prices per share: 6,930 shares at $17.33 per share; 13,500 shares at $23.66 per share; 9,600 shares at $30.69 per share; 22,000 shares at $22.50 per share; 17,408 shares at $26.00 per share; and 68,250 shares at $9.77 per share. The vesting dates for each of such options were accelerated in the agreement so as to cause 25% of each such option to vest on each of the following dates: January 1, 1995; April 1, 1995; July 1, 1995; and October 1, 1995. In addition, Mr. Kocher and Dell agreed to amend the stock option grant agreements related to such options to extend the deadline dates for exercise of all such options to October 31, 1995. As further consideration for the non-competition covenants, Dell agreed to waive the two year restriction as to 9,000 shares of Dell's Common Stock which were issued to Mr. Kocher upon his exercise of an option under the Special and Nonstatutory Stock Option Agreement under Dell's 1989 Stock Option Plan dated June 22, 1992 (the "1992 Option Agreement"), which were subject to two year restrictions on transfer, and as to 21,000 shares of Dell's Common Stock which Mr. Kocher was entitled to acquire under the 1992 Option Agreement.

                             ADDITIONAL INFORMATION

SOLICITATION

This solicitation of proxies is being made on behalf of the Board of Directors and may be made by mail, personal interview, telephone and telegraph by officers, directors, and employees of Dell. Dell may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record. Dell will pay all costs of the solicitation and will reimburse the forwarding expenses.

STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1996 must deliver the proposal to the General Counsel and Secretary of Dell no later than February 9, 1996, unless Dell notifies the stockholders otherwise. Such proposals must be submitted in writing and addressed to the attention of the General Counsel and Secretary, 2214 W. Braker Lane, Suite D, Austin, Texas 78758-4053. Only those proposals that are proper for stockholder action and otherwise proper may be included in Dell's proxy statement.

ANNUAL REPORT

The Annual Report to Stockholders for Dell's fiscal year ended January 29, 1995, is being mailed to stockholders concurrently with this Proxy Statement and does not form any part of the proxy solicitation material.

A COPY OF DELL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 1995, AS FILED WITH THE SEC, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, DELL COMPUTER CORPORATION, 2214 W. BRAKER LANE, SUITE D, AUSTIN, TEXAS 78758-4053.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

                                        By Order of the Board of Directors



                                        Thomas B. Green
                                        General Counsel and Secretary

Austin, Texas
June 9, 1995

                                                                  APPENDIX A



                             PROPOSED AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                           DELL COMPUTER CORPORATION



In the event that the stockholders of Dell approve Item Two: Proposed Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares, the first paragraph of Article Fourth of the Certificate of Incorporation of Dell Computer Corporation shall be amended to read in its entirety as follows:

       "FOURTH: The total number of shares of capital stock of the Corporation shall be three hundred and five million (305,000,000), which shall consist of five million (5,000,000) shares of Preferred Stock, of the par value of $0.01 per share, and three hundred million (300,000,000) shares of Common Stock, of the par value of $0.01 per share."

                           DELL COMPUTER CORPORATION
                                     PROXY
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL COMPUTER
                                  CORPORATION
  FOR THE JULY 21, 1995 ANNUAL MEETING OF STOCKHOLDERS AND ANY ADJOURNMENT(S)
                                    THEREOF

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stocholders of Dell Computer Corporation ("Dell") to be held on July 21, 1995 and the associated Proxy Statement; (b) appoints Michael S. Dell and Thomas B. Green, or either of them, as Proxies, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock, par value $0.01 per share ("Common Stock"), held of record by the undersigned on June 1, 1995 at the Annual Meeting and any adjournment(s) thereof; and (d) revokes any proxies previously given.

1.       Election of three Class I directors (Nominees: Donald J. Carty, Paul
         O. Hirschbiel, Jr. and Thomas W. Luce III), one Class II director (Nominee: Klaus S. Luft) and one Class III director (Nominee: Michael
         A. Miles).

             [ ]      FOR ALL          [ ]     WITHHOLD AUTHORITY TO VOTE FOR
                      NOMINEES                 ALL NOMINEES

         To vote for fewer than all nominees, print the name(s) of the nominee(s) you wish to VOTE FOR below:

2. A Proposal to Amend Dell's Certificate of Incorporation in order to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 300,000,000.
             [ ]      FOR              [ ]     AGAINST          [ ]      ABSTAIN

3.       A Proposal to Approve the Dell Computer Corporation Executive
         Incentive Bonus Plan.
             [ ]      FOR              [ ]     AGAINST          [ ]      ABSTAIN

4. A Proposal to Ratify the Selection of Price Waterhouse LLP as Dell's Independent Accountants for Fiscal 1996.
             [ ]      FOR              [ ]     AGAINST          [ ]      ABSTAIN

5. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR EACH OTHER PROPOSAL. THE PROXIES WILL USE THEIR DISCRETION WITH REGARD TO ANY MATTER REFERRED TO IN ITEM 5.

Please sign, date and return this proxy as promptly as possible in the envelope provided.

                                         Dated:___________________________, 1995

                                         _______________________________________

                                         _______________________________________
                                                  Signature(s) of Stockholder(s)

                             Joint owners should each sign.  Signature(s) should
                              correspond with the name(s) printed on this Proxy. Attorneys, executors, administrators and guardians should give full title.


If signing as Attorney, Administrator, Guardian, Trustee or Corporate Officer, please add your title as such.